Exhibit 5.2

[MAPLES AND CALDER LETTERHEAD]

NII Holdings (Cayman), Ltd.	9th April, 2003
10700 Parkridge Boulevard, Suite 600
Reston, VA 20191

Dear Sirs

We have acted as counsel in the Cayman Islands to NII Holdings (Cayman), Ltd., a Cayman Islands company (the “Issuer” or the “Company”), in connection with the Registration Statement on Form S-1, as amended (File No. 333-102077) (the “Registration Statement”), filed by NII Holdings, Inc., a Delaware corporation (“NII Holdings”), and the Issuer with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 11,461,283 shares of the Common Stock, $0.001 par value per share, of NII Holdings, $98,219,990 initial principal amount of 13% Senior Secured Discount Notes due 2009 of the Issuer (the “Notes”) and the guarantees of the obligations of the Issuer under the Notes by the guarantors party to the Indenture (as defined herein). The Notes to be registered were issued pursuant to the Indenture, filed as Exhibit 4.1 to the Registration Statement, among the Issuer, the guarantors named therein, and the trustee thereunder (the “Indenture”).

1	DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the certificate of incorporation of the Company dated 29th April, 1996, the certificate of incorporation on change of name dated 9th July, 1996, the certificate of incorporation on change of name dated 1st September, 1997, the certificate of incorporation on change of name dated 5th August, 2002, and the memorandum and articles of association adopted on 29th April,1996 as amended by written resolution dated 7th November, 2002;

1.2	the resolutions passed at a meeting of the Board of Directors held 7th November, 2002 (the “Resolutions”);

1.3	a Certificate of Good Standing dated 31st March, 2003 issued by the Registrar of Companies (the “Certificate of Good Standing”); and

PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands
Telephone: (345) 949 8066 Facsimile: (345) 949 8080 Email: info@maplesandcalder.com
www.maplesandcalder.com

1.4	the Registration Statement; and

1.5	a certificate from an Officer of the Company in substantially the form attached hereto (the “Officer’s Certificate”).

2	ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer’s Certificate and the Certificate of Good Standing.

3	OPINION

Based on the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Issuer is a company validly incorporated, existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority under its Memorandum and Articles of Association to issue the Notes.

3.2	The issue of the Notes and the performance by the Company of its obligations thereunder does not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of Association of the Company or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force.

3.3	The execution, issue and performance of the Notes has been authorised by and on behalf of the Company.

3.4	No authorisations, consents, approvals, licenses, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with the execution or issue of the Notes or the performance by the Company of its obligations thereunder.

3.5	No taxes, fees or charges (other than stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the execution or issue of the Notes or payments made under, or pursuant to, the Notes.

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3.6	The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

4	DISCLOSURE

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ MAPLES and CALDER

MAPLES and CALDER

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NII HOLDINGS (CAYMAN), LTD.

P.O. Box 309GT
Grand Cayman, Cayman Islands

Maples and Calder	April 9, 2003

P.O. Box 309GT
Grand Cayman
Cayman Islands

Dear Sirs:

I, being a Director of NII Holdings (Cayman), Ltd. (the “Company”), understand that you have been requested to deliver an opinion (the “Opinion”) in relation to the Company and the Notes (as defined in your Opinion) (the “Agreement”) as to certain matters of Cayman Islands law. In connection therewith, I hereby certify that as at the date hereof:

1.	The Memorandum and Articles of Association of the Company as registered on 29th April, 1996 remain in full force and effect and are unamended save for the amendments made by special resolutions passed on 9th July, 1996, 1st September, 1997, 5th August, 2002 and 7th November, 2002.

2.	The Company has not entered into any mortgages and charges over its property, details of which are required to be entered in the Register of Mortgages and Charges maintained at its registered office in the Cayman Islands other than those contained in a Security Agreement dated 8th November, 2002, a Pledge of Shares dated 8th November, 2002 and a depositary bank account control agreement dated as of 2nd December, 2002.

3.	The minutes of the meeting of the Board of Directors held on 7th November, 2002 at which the Notes were approved are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout and at which each Director disclosed his interest (if any), in the manner prescribed in the Articles of Association.

4.	The authorised share capital of the Company is US$50,000 divided into 50,000 shares of US$1.00 par value each of which 1,100 shares have been issued and are fully paid up.

5.	The resolutions set forth in the minutes of the Meeting were duly adopted and are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6.	The Shareholders of the Company have not restricted the power of the Directors of the Company in any fashion.

7.	The Directors of the Company at the date of the Meeting and at the date hereof were and are as follows:

Mercedes M. Barreras Robert J. Gilker Lo van Gemert

8.	The Minute Book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects and all minutes and resolutions filed thereon represent a complete and accurate record of all meetings of the Shareholders and Directors (or any committee thereof) of the Company duly convened in accordance with the Articles of Association of the Company and all resolutions passed by written consent as the case may be.

9.	Prior to, at the time of, and immediately following issue of the Notes the Company was and remains able to pay its debts as they fell or fall due and issued the Notes for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

10.	Each Director of the Company considers the transactions contemplated by the Notes to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company and for proper purposes in approving the transaction the subject of your Opinion and has disclosed his interest, if any, in accordance with the Articles of Association of the Company.

11.	No steps have been taken by the Company to wind up the Company and to the best of my knowledge no resolutions have been passed by the Shareholders of the Company to voluntarily wind up the Company.

12.	The entry by the Company into transactions contemplated by the resolutions set forth in the minutes of the Meeting will not infringe, breach or conflict with any other agreement the Company has entered into prior to the date hereof.

13.	The Company is not involved in any legal, arbitral, administrative or other proceedings.

This Certificate is given in relation to your Opinion in relation to the Company. I confirm that you may continue to rely on this Certificate on the date of issuance of your Opinion as being true and correct as of such date, unless I shall have previously notified you personally (Attn: Paul Lumsden) to the contrary.

/s/ Mercedes M. Barreras DIRECTOR